Exhibit 10.5

VOTING AND LOCKUP AGREEMENT

This VOTING AND LOCKUP AGREEMENT, dated as of November __, 2017 (this “Agreement”), by and between Helios and Matheson Analytics Inc., a Delaware corporation with offices located at Empire State Building, 350 5th Avenue, New York, New York 10118 (the “Company”), and Theodore Farnsworth, an individual (the “Stockholder”).

WHEREAS, the Company and certain buyers (each, a “Buyer”, and collectively, the “Buyers”) have entered into a Securities Purchase Agreement, dated as of November __, 2017 (the “Securities Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Buyers and the Buyers have, severally but not jointly, agreed to purchase: (i) senior convertible notes of the Company (the “Series A Notes”); and (ii) senior secured convertible notes of the Company (the “Series B Notes,” and together with the Series A Notes, the “Notes”), which will be convertible into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in accordance with the terms of the Notes;

WHEREAS, as of the date hereof, the Stockholder owns shares of Common Stock (the “Stockholder Shares”), which represent (i) approximately 15.64% of the total issued and outstanding Common Stock of the Company, and (ii) approximately 15.64% of the total voting power of the Company; and

WHEREAS, as a condition to the willingness of the Buyers to enter into the Securities Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the “Transaction”), the Buyers have required that the Stockholder agree, and in order to induce the Buyers to enter into the Securities Purchase Agreement, the Stockholder has agreed, to enter into this Agreement with respect to all the Stockholder Shares now owned and which may hereafter be acquired by the Stockholder and any other securities of the Company (the “Other Securities”, and together with the Stockholder Shares, the “Stockholder Securities”), if any, which Stockholder is currently entitled to vote, or after the date hereof becomes entitled to vote, at any meeting of the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT OF THE STOCKHOLDER

SECTION 1.01. Voting Agreement. Subject to the last sentence of this Section 1.01, the Stockholder hereby agrees that at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company’s stockholders, the Stockholder shall vote the Stockholder Securities, which Stockholder is currently entitled to vote, or after the date hereof becomes entitled to vote, at any meeting of the stockholders of the Company: (a) in favor of the Stockholder Approval (as defined in the Securities Purchase Agreement) and the Stockholder Resolutions (as defined in the Securities Purchase Agreement), in each case, as described in Section 4(x) of the Securities Purchase Agreement; and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Documents (as defined in the Securities Purchase Agreement) or which could result in any of the conditions to the Company’s obligations under the Transaction Documents not being fulfilled. The Stockholder acknowledges receipt and review of a copy of the Securities Purchase Agreement and the other Transaction Documents. The obligations of the Stockholder under this Section 1.01 shall terminate immediately following the occurrence of the Stockholder Approval.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Company and each of the Buyers as follows:

SECTION 2.01. Authority Relative to this Agreement. The Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights and (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought.

SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Stockholder or by which the Stockholder Securities owned by the Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Stockholder Securities owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Stockholder Securities owned by the Stockholder is bound.

(b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by the Stockholder.

SECTION 2.03. Title to the Stock. As of the date hereof, the Stockholder is the owner of 1,740,000 shares of Common Stock, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which shares of Common Stock represent on the date hereof approximately 15.64% of the outstanding stock and approximately 15.64% of the voting power of the Company. Such shares of Common Stock are all the securities of the Company owned, either of record or beneficially, by the Stockholder. Such Common Stock is owned free and clear of all Encumbrances (as defined below). The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Common Stock or Other Securities owned by the Stockholder.

ARTICLE III

COVENANTS

SECTION 3.01. Lockup of Stockholder Securities. The Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and ending on the initial date when all of the Principal outstanding under the Series A Notes issued to Buyers pursuant to the Securities Purchase Agreement are paid in full and all of the Principal outstanding under the Series B Notes consists of Restricted Principal thereunder (the “Lockup Termination Date”), the Stockholder shall not (i) sell, offer to sell, contract or agree to sell (except that the Stockholder may dispose of shares underlying equity awards between April 1 to April 15 of any given year, in an amount not to exceed 262,500 in total, in connection with the full or partial payment of applicable taxes or tax withholding obligations arising from the issuance of an award of Common Stock or options to purchase Common Stock granted to the Stockholder pursuant to an Approved Stock Plan, as defined in the Securities Purchase Agreement), hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any securities of the Company, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any securities of the Company owned directly by the Stockholder (including holding as a custodian) or with respect to which the Stockholder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, owned directly by the Stockholder (including holding as a custodian) or with respect to which the Stockholder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholder’s voting rights, charge or other encumbrance of any nature whatsoever (“Encumbrance”) with respect to any of the Stockholder Securities except with respect to that certain Transaction and Support Agreement, dated as of August 15, 2017, by and among the Company and the Stockholder, (iv) engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder Securities even if the Stockholder Securities would be disposed of by someone other than the Stockholder (including, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Stockholder Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the Stockholder Securities) or (v) directly or indirectly, or initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

SECTION 3.02. Company Cooperation. The Company hereby covenants and agrees that it will not, and the Stockholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Encumbrance or agreement (other than this Agreement) on any of the Stockholder Securities subject to this Agreement.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Further Assurances. The Stockholder shall execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

SECTION 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that any Buyer (without being joined by any other Buyer) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Any Buyer shall be entitled to its reasonable attorneys' fees in any action brought to enforce this Agreement in which it is the prevailing party.

SECTION 4.03. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Stockholder (other than the Securities Purchase Agreement and the other Transaction Documents) with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company and the Stockholder with respect to the subject matter hereof.

SECTION 4.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

SECTION 4.06. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the Company and the Stockholder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 4.07. Termination. This Agreement shall automatically terminate immediately following the Lockup Termination Date.

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IN WITNESS WHEREOF, the Stockholder and the Company have duly executed this Voting and Lockup Agreement as of the date first written above.

THE COMPANY:	STOCKHOLDER:

HELIOS AND MATHESON ANALYTICS INC.	THEODORE FARNSWORTH

By:
Name: Theodore Farnsworth	Theodore Farnsworth
Title: Chief Executive Officer

Address: Empire State Building	Address: __________________________
350 5th Avenue
New York, New York 10118